Exhibit 2.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Execution Copy

ASSET PURCHASE AGREEMENT

Between

GLAXO GROUP LIMITED

and

GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

and

ROIVANT NEUROSCIENCES LTD.

Dated as of December 17, 2014

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SCHEDULES

Section 1.3	Schedule of Assets
Section 1.12	Documents
Section 1.19	Form of GSK FDA Letter
Section 1.22(a)	GSK Knowledge Individuals
Section 1.22(b)	Roivant Knowledge Individuals
Section 1.58	Form of Roivant FDA Letter
Section 2.5.1	Inventory
Section 4.1.3(c)	No Conflict or Breach of GSK
Section 4.1.4	GSK Consents and Approvals
Section 4.1.6	Sufficiency of Assets
Section 4.1.7(a)	Transferred Intellectual Property
Section 4.1.7(c)	Third Party Transfers and Agreements with Third Parties
Section 4.1.7(d)	IP Contracts relating to Transferred Intellectual Property
Section 4.1.7(f)	Third Party Infringement
Section 4.1.7(g)	Proceedings relating to Transferred Intellectual Property
Section 4.1.9	GSK Legal Proceedings
Section 4.1.10(a)	GSK Regulatory Filing
Section 4.1.10(b)	GSK Notices/Letters from FDA or Governmental Authority
Section 4.2.3(c)	No Conflict or Breach of Roivant
Section 4.2.4	Roivant Consents and Approvals
Section 4.2.5	Roivant Legal Proceedings
Section 6.2.2	Roivant Form of Press Release

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EXHIBITS

Exhibit A	Form of Patent Assignment Agreement
Exhibit B	Technology Transfer Plan

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 17th day of December 2014 between:

Roivant Neurosciences Ltd., an exempted limited company incorporated under the laws of Bermuda, with offices at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Roivant”); and

Glaxo Group Limited, a company organized under the laws of England and Wales with its registered office address at GSK House, 980 Great West Road, Brentford, Middlesex, TW8 9GS, England; and

GlaxoSmithKline Intellectual Property Development Limited, a company organized under the laws of England and Wales with its registered office address at GSK House, 980 Great West Road, Brentford, Middlesex, TW8 9GS, England (together with Glaxo Group Limited, “GSK”).

RECITALS

WHEREAS, GSK or its Affiliates (as defined herein) own certain assets related to the Compound (as defined herein) and are engaged in the development of the Compound.

WHEREAS, GSK wishes to sell, transfer and assign to Roivant the Assets (as defined herein), which include the Patents listed in Section 1.3 of the Disclosure Schedule (as such terms are defined herein) and Roivant desires to purchase and take possession of such Assets (as defined herein) from GSK, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSK and Roivant agree as follows:

1.                                     DEFINITIONS

For the purposes of this Agreement, the following terms are defined as follows:

1.1                               “Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with, a Party, where “Own,” “Owned” or “Ownership” refers to (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (b) the actual ability of a Person or group to control and direct the management of the Person, whether through direct or indirect ownership of voting equity, by contract or otherwise.

1.2                               “Ancillary Transaction Agreements” means the Patent Assignment Agreement, the Bill of Sale, the Technology Transfer Plan, the GSK FDA Letter and the Roivant FDA Letter.

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1.3                               “Assets” means those certain assets listed in Section 1.3 of the Disclosure Schedule and to the extent not listed therein, those documents listed in Section 1.10 of the Disclosure Schedule.

1.4                               “Assumed Liabilities” means (a) all Liabilities and obligations that Roivant has expressly assumed or agreed to assume or perform under this Agreement, including those obligations listed in Section 2.3.1, and (b) all Liabilities arising out of Roivant’s use, consumption, or Exploitation of the Assets or Transferred Intellectual Property, or sale, marketing, distribution, purchase, consumption, development, or use of any Product in the Territory, from and after the Closing, except the Excluded Liabilities.

1.5                               “Business Day” (whether or not the word is capitalized) means any day other than a day which is a Saturday, Sunday or holiday recognized by GSK or Roivant.

1.6                               “Clinical Studies Register” means any publically available database provided or maintained by or on behalf of GSK or any Affiliate thereof, or provided or maintained by a Third Party and to which GSK or an Affiliate contributes or is required to contribute, summarizing clinical trial protocols and/or results for the Compound, including clinical trial protocols and/or data concerning the Compound, if any (e.g. clinicaltrials.gov).

1.7                               “Compound” means SB-742457, also known as 3-phenylsulfonyl-8-(1-piperazinyl)-quinoline, or any pharmaceutically acceptable salts or solvates thereof.

1.8                               “Confidential Information” means (a) any and all information, know-how and data, whether oral, written or graphical disclosed or provided by GSK or its Affiliates to Roivant or by Roivant to GSK or its Affiliates (including any analysis, materials, product or conclusions drawn or derived therefrom) or which are derived from any visits by personnel of GSK or its Affiliates or Roivant, respectively, to the location of Roivant or GSK, respectively, or are otherwise known to GSK or its Affiliates or Roivant through its visits or contacts with Roivant or GSK, respectively, (b) any other information with respect to or relating to the Assets, and (c) the intangible Assets, whether such information, know-how and/or data is disclosed, provided or derived before or after the Closing Date (as defined herein).

1.9                               “Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument or license, whether oral or written.

1.10                        “Data Room” means, to the extent related to the Assets in the Territory, that certain FirmEx electronic data room created by or on behalf of GSK for prospective purchasers of the Assets and to which Roivant was provided access by GSK, including those documents that are listed in Section 1.12 of the Disclosure Schedule, but excluding any documents placed in the FirmEx electronic data room on or after November 10, 2014.

1.11                        “Disclosure Schedule” means the schedules to this Agreement delivered by GSK to Roivant and Roivant to GSK.

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1.12                        “Documents” means the documents and records relating to the Assets owned or held by GSK or any of its Affiliates that are listed in Section 1.12 of the Disclosure Schedule.

1.13                        “EMA” means the European Medicines Agency, or any successor agency thereto.

1.14                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15                        “Exploit” or “Exploitation” means to import, export, use and develop as a part of the development program for the Compound and Primary Product undertaken by GSK prior to the Closing Date, but excludes to Manufacture or have Manufactured.

1.16                        “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.17                        “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, including all regulations, rules, binding guidelines, binding guidance documents and requirements promulgated thereunder, as may be in effect from time to time.

1.18                        “Governmental Authority” means any national, federal, regional, state, county, local or other government, or other court or tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), legislature, governmental, administrative or regulatory agency, self-regulatory association, department, body, bureau, council or commission or any other national, federal, regional, state, county, local or other governmental authority or instrumentality.

1.19                        “GSK FDA Letter” means the letter from GSK to the FDA, duly executed by GSK, to be filed with the FDA no later than three (3) Business Days following the Closing Date with regard to the IND(s), excluding foreign equivalents of U.S. INDs, included in the Assets, the form of which is attached hereto in Section 1.19 of the Disclosure Schedule.

1.20                        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.21                        “IND(s)” mean (a) any investigational new drug application relating to the Compound filed with the FDA pursuant to 21 C.F.R. Part 312 (a “U.S. IND”) and any foreign equivalent of the foregoing, and (b) all supplements, protocols and amendments that may be filed with respect to the foregoing.

1.22                        “Knowledge” means, when used in connection with (a) GSK with respect to any matter in question, the actual knowledge of any of the individuals that are identified in Section 1.22(a) of the Disclosure Schedule, without any requirement of due and diligent inquiry, and (b) Roivant with respect to any matter in question, the actual knowledge of any of the individuals that are identified in Section 1.22(b) of the Disclosure Schedule, without any requirement of due and diligent inquiry.

1.23                        “Legal Requirement” means any federal, state, local, or foreign constitution, law, statute, ordinance, rule, regulation, binding guidance document or directive of any Governmental Authority.

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1.24                        “Liabilities” means any claims, complaints, liabilities, obligations or commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise (including all damages, losses, expenses, adverse reactions, recalls, product and packaging complaints and other liabilities).

1.25                        “Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any contractual restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance.

1.26                        “Litigation” means any claim, action, cause of action, demand, lawsuit, arbitration, mediation, hearing, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, suit, warning letter, finding of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, regulatory, investigative, appellate or informal or otherwise, whether at law or in equity).

1.27                        “Loss” or “Losses” means each and all of the following items:  claims, actions, causes of action, Liabilities, losses, damages, awards, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including interest which is imposed in connection therewith, costs of investigation, costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel.

1.28                        “Manufacture” means all activities related to the production, manufacture and processing of the Compound and Primary Product or any intermediate thereof, for pre-clinical and clinical manufacture of the Compound and Primary Product as a part of the development program for the Compound and Primary Product undertaken by GSK prior to the Closing Date.

1.29                        “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate would be expected to result in, or has resulted in, any change or effect, that is materially adverse to the Compound or the Assets; provided, that the term “Material Adverse Effect” specifically excludes any material adverse effect caused by, arising out of or related to:  (a) effects reasonably attributable to conditions affecting the pharmaceutical product market generally or the markets in which the Compound competes, so long as the effects do not disproportionately impact the Compound or the Assets, (b) effects relating to the general, national, regional or local economic or financial conditions in the Territory or in any other jurisdiction in which GSK or any of its Affiliates has operations or conducts business, so long as the effects do not disproportionately impact the Compound or the Assets, (c) changes in Legal Requirements, (d) the failure to achieve any financial or operational targets, projections or milestones set forth in any business plan or budget, (e)

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the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, or (f) any act of civil unrest, war or terrorism.

1.30                        “NDA” means New Drug Application.

1.31                        “Net Sales” means the gross amount billed or invoiced on sales of Products in the Territory by Roivant, its Affiliates or Third Party licensees (or any permitted assignee or transferee hereunder as contemplated by Section 10.2.2) under the Transferred Intellectual Property, less the following deductions from such gross amounts which are actually incurred or accrued by Roivant, its Affiliates or Third Party licensees under the Transferred Intellectual Property:  (a) credits or allowances actually granted for damaged products, returns or rejections of Products; (b) normal and customary trade, cash and quantity discounts, allowances and credits (including chargebacks); (c) excise taxes, sales taxes, duties, VAT taxes and other taxes to the extent imposed upon and paid directly with respect to the sales price (and excluding national or local taxes based on income); (d) freight, postage, shipping and shipping insurance expenses, collectively subject to a [***] cap; (e) rebates made with respect to sales paid for by any governmental or regulatory authority; (f) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to a Product, subject to a [***] cap; and (g) any invoiced amounts that are not collected by Roivant, its Affiliates or Third Party licensees, including bad debts, subject to a [***] cap.

1.32                        “Organizational Documents” means:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

1.33                        “Party” means GSK or Roivant, individually, and “Parties” means GSK and Roivant, collectively.

1.34                        “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, supplemental examinations, inter partes reviews, post-grant reviews, oppositions and other existing or future post-issuance proceedings, and extensions (including future pending or issued unexpired patent term extension or supplemental protection certificate or equivalent extension right) of the foregoing patents or patent applications described in clauses (a), (b) and (c).

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1.35                        “Permitted Lien” means, with respect to any Asset, (a) any encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, and (b) any minor imperfection of title or similar encumbrance that individually or in the aggregate does not materially impair the use of such Asset.

1.36                        “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity.

1.37                        “Primary Product” means any pharmaceutical composition for any indication containing the Compound whether as the sole active ingredient or in combination with one or more other active ingredients.

1.38                        “Primary Product Royalty Term” means the period of time for the payment of Royalties for Primary Products hereunder, which shall, on a country-by-country and Product-by-Product basis, continue until the later of:  (a) the expiration of the last Valid Patent Claim in a country covering the manufacture, method of use or composition of matter of a Primary Product sold in such country; (b) the expiration of Regulatory Exclusivity for a Primary Product in such country; and (c) 12 years from the first commercial sale of a Primary Product in such country or, if such country is a country in Europe, 12 years from the first commercial sale of a Primary Product in at least three (3) major countries in Europe. As used herein, “major countries in Europe” shall mean Germany, France, Italy, the United Kingdom and Spain.

1.39                        “Product” means any pharmaceutical composition for any indication containing (a) the Compound, or (b) any Secondary Compound, in each case of (a) and (b) whether as the sole active ingredient or in combination with one or more other active ingredients.

1.40                        “Public Official” means:  (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (c) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) any Person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

1.41                        “Purchase Price” means, to the extent paid by Roivant in cash to GSK as of a particular date, an amount equal to the sum of (a) the Closing Payment (as defined herein), plus (b) the $5 million contingent payment paid or payable prior to or on such date, if applicable plus, (c) any Milestone Payment paid or payable prior to or on such date, if applicable, plus (d) any Royalties hereunder paid or payable prior to or on such date, if applicable.

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1.42                        “Regulatory Exclusivity” means, with respect to any country, a market protection, other than Patent protection (including any procedural rights in connection with the enforcement thereof, including a 30-month stay pursuant to 21 U.S.C. §§ 355(c)(3)(C) or 355(j)(5)(B)(iii) or any similar foreign procedures), granted by a Governmental Authority or law in such country which confers the exclusive right to market the applicable Product in such country or that prevents other parties from using or otherwise relying on any data supporting the approval of a marketing authorization for a specified period of time, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any other similar data exclusivity.

1.43                        “Regulatory Filings” means (i) applications, registrations, licenses, authorizations and approvals, and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority with a view to the obtaining or maintaining of any regulatory approval, including any Investigational Medicinal Product Dossier, (ii) substantive correspondence to or with the FDA, EMA or any other Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority), (iii) pharmacovigilance databases, adverse drug experience reports and associated documents, and investigations of adverse drug experience reports, and (iv) non-clinical, clinical and other data contained or referenced in or supporting any of the foregoing.

1.44                        “Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, accountants, financial advisors, lenders and other agents and representatives.

1.45                        “Royalty Term” means each of the Secondary Product Royalty Term and the Primary Product Royalty Term.

1.46                        “Secondary Compound” means any compound (other than the Compound) claimed in [***].

1.47                        “Secondary Product” means any pharmaceutical composition for any indication containing a Secondary Compound whether as the sole active ingredient or in combination with one or more other active ingredients.

1.48                        “Secondary Product Royalty Term” means the period of time for the payment of Royalties for Secondary Products hereunder, which shall, on a country-by-country and Product-by-Product basis, continue until the expiration of the last Valid Patent Claim in a country covering the manufacture, method of use or composition of matter of the Secondary Product sold in such country.

1.49                        “Selected Compounds” means (i) the Compound and/or (ii) any Secondary Compound.

1.50                        “Selected Patents” means only U.S. Patents controlled by a Third Party having valid claims covering (or, with respect to Patent applications, having claims that, if issued,

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would cover) the composition of matter or method of use of the Compound, Secondary Compound, or any Product, but expressly excluding valid claims to the extent they claim (a) the manufacture of the Compound, Secondary Compound or Products or (b) as a composition of matter of any compound or product other than the Compound, Secondary Compound or a Product comprising the Compound.

1.51                        “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any person by any taxing authority or other Governmental Authority under applicable Legal Requirements.

1.52                        “Technology Transfer Plan” means the agreement providing for a limited technology transfer, dated as of the Closing Date, between GSK and Roivant, in substantially the form attached hereto as Exhibit B.

1.53                        “Territory” means Worldwide.

1.54                        “Third Party” means any Person other than GSK, Roivant, or any Affiliate of GSK or Roivant.

1.55                        “Transaction” means the sale and purchase of the Assets.

1.56                        “Transferred Intellectual Property” means and is limited to (a) those Patents listed in Section 1.3 of the Disclosure Schedule, including the Patents designated therein as lapsed patents (each lapsed patent, a “Lapsed Patent”, and collectively, the “Lapsed Patents”), (b) all patent applications filed either from such Patents or from an application claiming priority from them, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, supplemental examinations, inter partes reviews, post-grant reviews, oppositions and other existing or future post-issuance proceedings, and extensions (including future pending or issued unexpired patent term extension or supplemental protection certificate or equivalent extension right) of the foregoing patents or patent applications described in clauses (a), (b) and (c). Any Patent included in the Transferred Intellectual Property that is not a Lapsed Patent is referred to in this Agreement as a “Maintained Patent” and collectively as the “Maintained Patents”.

1.57                        “Valid Patent Claim” means (a) a claim of any issued, unexpired Patent included in the Transferred Intellectual Property that has not irretrievably lapsed or been donated to the

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public, finally disclaimed, abandoned or held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) a claim of a patent application included in the Transferred Intellectual Property that has been pending less than [***] years from the earliest date on which such patent application claims priority and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken; provided, that, in the event a claim that has been pending for more than [***] years subsequently issues, as long as the applicable Royalty Term has not otherwise expired, the resulting issued Patent shall be considered a Valid Patent Claim for so long as it meets the requirements of clause (a) above.

1.58                        “Roivant FDA Letter” means the letter from Roivant to the FDA, duly executed by Roivant, to be filed with the FDA no later than three (3) Business Days following the Closing Date with regard to the IND(s), excluding foreign equivalents of U.S. INDs, included in the Assets, the form of which is attached hereto in Section 1.58 of the Disclosure Schedule.

1.59                        Other Definitions

The following terms have the meaning set forth in the Sections below:

Defined Term	Location of Definition
Accounting Firm	2.8.1(c)
Additional Tax	6.2.1
Allocation	2.4.2
Agreed Amount	8.3.1
Agreement	Introduction
Asset Acquisition Statement	2.4.2
Audit Report	2.8.1(c)
Cap	8.2.5(a)
Claimed Amount	8.3.1
Closing	2.6.1
Closing Date	2.6.1
Closing Payment	2.4.1
Combination Product	2.8.2(c)
CPR	9.3
FCPA	4.1.13
Excluded Liabilities	2.3.2
First Agreement	2.8.2(d)
Fundamental Representation	8.1.2
GAAP	2.8.3
GSK	Introduction
GSK Bring-down Certificate	7.3.2
GSK Fundamental Representation	8.1.1
GSK Indemnified Party	8.2.3

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Defined Term	Location of Definition
Indemnified Party	8.2.3
Indemnifying Party	8.2.4
Interests	10.2.1
IP and Regulatory Cap	8.2.5(b)
Laboratory Notebooks	2.2.3
Lapsed Patent(s)	1.56
Maintained Patent(s)	1.56
Maximum Amount	8.2.5(d)
Milestone Payment	2.8.1
Milestone Event	2.8.1
Officer’s Certificate	8.2.4
Patent Assignment Agreement	3.1
PHSA	4.1.8
Proceedings	4.1.9
Retained Rights	2.2.1
Required Consents	4.1.4
Royalty(ies)	2.8.2(a)
Sales Milestone	2.8.1(a)
Selected Third Party Payments	2.8.2(f)
Standard Deductions	2.8.3
Threshold Amount	8.2.4
Roivant	Introduction
Roivant Bring-down Certificate	7.2.2
Roivant Fundamental Representation	8.1.2
Roivant Indemnified Party	8.2.2
Roivant Withholding Tax Action	6.2.1

1.60                        Interpretation.  The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary:  (a) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (b) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) “including” means “including, without limitation”; (d) references to “$” or “dollars” means the lawful currency of the United States; (e) references to “Federal” or “federal” shall be to Legal Requirements, agencies or other attributes of the United States (and not to any State or locality thereof); (f) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (g) references to “days” (and not “business days” or “Business Days”) means calendar days; (h) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (i) days, Business Days and times of day shall be determined by reference to local time in Philadelphia, Pennsylvania, (j) if a word or

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phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning and (k) a reference to a Legal Requirement includes any amendment or modification to such Legal Requirement.

2.                                      SALE, TRANSFER, LICENSE AND PURCHASE OF ASSETS; LIABILITIES

2.1                               Sale and Transfer of Assets and Limited Technology Transfer

2.1.1                     On the Closing Date and subject to the terms and conditions hereof, GSK agrees to and shall sell, transfer and assign, or cause its Affiliates to sell, transfer and assign, to Roivant the Assets, free and clear of any Lien other than the Permitted Liens, and Roivant agrees to and shall purchase from GSK such Assets.

2.1.2                     Roivant shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Assets and GSK shall retain any and all other assets and rights.

2.1.3                     GSK shall offer Roivant a limited technology transfer pursuant to the Technology Transfer Plan.

2.2                               Rights Retained by GSK; Certain Covenants of GSK.

2.2.1                     GSK and its Affiliates shall retain, and Roivant hereby agrees and acknowledges to GSK having, a fully paid-up, irrevocable, non-exclusive, non-transferable (sublicensable only to Affiliates) research right and license to use all retained data, reports and documents relating to the Selected Compounds or Assets as well as samples of the Selected Compounds, in each case solely for internal research purposes, including, but not limited to, using the Selected Compounds and/or such data, reports and documents as a reference when conducting research and development, and maintaining the Selected Compounds within GSK’s chemical compound libraries and high throughput screens (the “Retained Rights”).

2.2.2                     GSK hereby covenants that during the Primary Product Royalty Term it shall not conduct clinical development on any Selected Compound or commercialize any Selected Compound in any field of use.

2.2.3                     Notwithstanding anything else to the contrary, GSK shall not be required to remove and shall have the right to retain copies of any documents, reports or data relating to the Selected Compounds that may or may not comprise the Assets from its databases, electronic systems or physical files. GSK shall, in those systems that have such capability as of Closing, restrict access to all data, reports and documents related to the Selected Compounds or Assets housed in such systems to the extent practicable and legally permissible in accordance with its regular practices, including maintaining the confidentiality of all such data, reports and documents in the same manner that GSK maintains its own confidential or proprietary information; subject to GSK’s right to use same pursuant to GSK’s Retained Rights. GSK shall retain copies of all laboratory

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                                                notebooks related to the Selected Compounds or Assets (the “Laboratory Notebooks”) in accordance with its record retention policy.  In the event that GSK decides to discard or destroy any Laboratory Notebook within 15 years from the Closing Date, GSK shall give Roivant prior written notice of such decision and upon Roivant’s written request, GSK shall send to Roivant original copies of such Laboratory Notebook (or, to the extent acceptable to Roivant and its counsel in connection with such Litigation, certified copies thereof), at Roivant’s cost and expense. In the event of Litigation involving a Third Party with respect to the Selected Compounds or the Assets, Roivant shall, upon written request to GSK, have a right of access to, and GSK shall make available to Roivant, original copies of the Laboratory Notebooks (or, to the extent acceptable to Roivant and its counsel in connection with such Litigation, certified copies thereof) for the purpose of handling such Litigation, so long as such Laboratory Notebooks are not destroyed as permitted pursuant to this Section 2.2.3.

2.3                               Liabilities.

2.3.1                     Assumed Liabilities.  Subject to the terms and conditions hereof, including without prejudice to the representations and warranties made by GSK to Roivant in Section 4 and the related indemnification obligations of GSK under Section 8, as of the Closing Date, Roivant shall assume responsibility for Liabilities associated with (i) the continued development and manufacture of the Compound and Products following the Closing, as well as (ii) any resulting commercialization of the Compound and Products, including, in each case of (i) and (ii), product liability claims relating to the Compound and Products arising following the Closing.

2.3.2                     Excluded Liabilities.  Roivant shall not acquire any Liabilities relating to (a) any assets of GSK or its Affiliates other than the Assets (which Assets shall become assets of Roivant upon Closing), (b) GSK’s pre-Closing activities, including, for example, Liabilities GSK may have to participants in clinical studies for the Compound conducted by GSK prior to Closing, but, for clarity, excluding, for example, Liabilities that become owed to Third Parties after the Closing as result of post-Closing activities with respect to the Assets, (c) any amounts due or that become due following the Closing, for any Permitted Liens and (d) GSK or its Affiliates both prior to and following the Closing that is not an Assumed Liability (the foregoing (a), (b), (c) and (d), collectively, the “Excluded Liabilities”). Roivant will not assume any Liabilities of GSK or any of its Affiliates (other than the Assumed Liabilities to be assumed by Roivant), and the Excluded Liabilities will remain the sole obligation and responsibility of GSK and its Affiliates.

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2.4                               Consideration.

2.4.1                     Closing Payment and Contingent Payments.

(a)                                 At the Closing, Roivant shall pay to GSK the sum of five million U.S. dollars ($5,000,000) by wire transfer of immediately available funds in accordance with written instructions delivered by GSK to Roivant (the “Closing Payment”).

(b)                                 Unless Roivant is required by the FDA to complete additional clinical work prior to commencement of the first Phase 3 trial, Roivant shall pay GSK the sum of five million U.S. dollars ($5,000,000) by wire transfer of immediately available funds in accordance with written instructions delivered by GSK to Roivant within [***] of the earliest of (a) [***].

2.4.2                     Allocation of Consideration. GSK and Roivant recognize their mutual obligations pursuant to Section 1060 of the Code to file timely IRS Form 8594 (the “Asset Acquisition Statement”) with each of their respective United States federal income tax returns. Accordingly, Roivant, as promptly as practicable following the Closing Date, but in any event not later than sixty (60) days following the Closing Date, shall allocate the Purchase Price between and among the underlying asset categories (the “Allocation”) and shall deliver the Asset Acquisition Statement to GSK on or before the sixtieth (60th) day following the Closing Date. If GSK and Roivant have agreed on the Allocation and an Asset Acquisition Statement, then GSK and Roivant will file the Asset Acquisition Statement in the form so agreed, and neither GSK nor Roivant shall take a tax position which is inconsistent with such Allocation. GSK and Roivant agree to cooperate to make any and all filings necessary or required in all other jurisdictions in which Assets are located and further agree that the positions taken in such filings will be consistent with the Asset Acquisition Statement.

2.5                               Inventory.

2.5.1                     Inventory. Roivant shall, at Closing, acquire all inventory consisting of the physical materials listed in Section 2.5.1 of the Disclosure Schedule.

2.6                               Closing.

2.6.1                     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing will take place simultaneously with the execution of this Agreement, via facsimile or the electronic exchange of execution versions of the agreements and documents contemplated hereby and the signature pages thereto at 10:00 a.m., New York time, on the day on which the last of the conditions set forth in Section 7 have been fulfilled or waived, or at such other time and/or place and/or on such other date as GSK and Roivant agree. The date on which the execution of this Agreement and Closing take place is referred to in this Agreement as the “Closing Date”.

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2.6.2                     Closing Deliveries.

(a)                                 At the Closing, GSK shall deliver the following to Roivant:

(i)                                    Ancillary Transaction Agreements, executed by GSK or its Affiliates, as applicable;

(ii)                                the GSK Bring-down Certificate; and

(iii)                            copies of the executed Required Consents (if any).

(b)                                 At the Closing, Roivant shall deliver the following to GSK:

(i)                                    Ancillary Transaction Agreements, executed by Roivant;

(ii)                                the Roivant Bring-down Certificate; and

(iii)                            the Closing Payment (by wire transfer of immediately available funds to an account designated by GSK).

2.6.3                    Upon Closing, GSK and Roivant will perform the Technology Transfer Plan.

2.7                               Transfer of IND(s). Roivant and GSK shall file the Roivant FDA Letter and the GSK FDA Letter with the FDA within three (3) Business Days after the Closing Date. Roivant will be responsible for the payment of all filing or similar fees, if any, payable to the FDA by Roivant or GSK with respect to the transfer to the Roivant of the IND(s), other than foreign equivalents of U.S. INDs, included in the Assets and rights to the Compound and the Products as provided hereunder. Transfer of title to the IND(s) included in the Assets will be effective as of Closing Date.

2.8                               Post-Closing Payments.

2.8.1                     Milestone Payment.

(a)                                 Roivant shall make contingent Milestone Payments (each such payment, a “Milestone Payment”) to GSK as set out in the table below within [***] of achievement of each applicable milestone (each such milestone, a “Milestone Event”). Each Milestone Payment shall be paid by Roivant only one time, regardless of how many times the Milestone Event is achieved, and no Milestone Payment shall be made for a Milestone Event that is not achieved. All Milestone Payments are non-refundable. For clarity, Milestone Payments do not apply to Secondary Products.

Milestone Event	Milestone Payment
Global Development Milestones for a Primary Product:	Total: $70 million
NDA Approval By FDA:	$35 million
MAA Approval By EMA:	$25 million
JNDA Approval By Japanese Ministry of Health:	$10 million

Global Sales Milestones of Primary Products:	$85 million
First achievement of global Net Sales of $1.2 billion in any calendar year (the “Sales Milestone”)	$85 million

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(b)                                 In the event Roivant fails to pay any Milestone Payment or Royalties, if any, pursuant to this Agreement when due, any such payment that is late shall be subject to a late payment charge, to the extent not prohibited by Legal Requirement, accruing on a daily basis, effective for the first date after the date on which payment was delinquent and calculated on the number of days until such payment is made (and excluding the date on which such payment is made), at a rate equal to the lesser of (i) the sum of [***] plus the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal (or any substitute source mutually agreed to by the Parties), calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by applicable Legal Requirement.

(c)                                  Roivant shall keep or cause to be kept such financial records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles as applied in the United States, Net Sales occurring on or after the Closing Date. In each case, financial records for a completed fiscal year of Roivant shall be retained for a period of three (3) years from such fiscal year end date. At the written request (and expense) of GSK, Roivant, its Affiliates, and the licensees of Roivant or its Affiliates shall permit GSK to engage an independent certified public accounting firm reasonably acceptable to Roivant (the “Accounting Firm”), at reasonable times, not more than once per fiscal year and not more than once in any twelve (12)- month period and upon reasonable notice, to examine those financial records of Roivant as may be necessary to determine the correctness or completeness of any report made under this Section 2.8. Prior to each engagement, the Accounting Firm shall execute a confidentiality agreement that is reasonably acceptable to Roivant. Upon completion of any audit, the Accounting Firm shall promptly, but in no event less than five (5) Business Days, provide Roivant and GSK with a copy of the

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results of any such audit or examination (the “Audit Report”), which Audit Report shall be final absent any manifest error. GSK shall bear the full cost of the performance of any such audit or examination, including the production of such Audit Report, unless such Audit Report discloses (i) an underreporting of Net Sales by an amount equal to or greater than [***] of the actual amount of Net Sales occurring during the audited period or (ii) the failure of Roivant to report or make the Milestone Payment with respect to the Sales Milestone when due, in which case Roivant shall bear the reasonable, documented cost of the performance of such audit or examination subject to reasonable substantiation of such costs. In the event of an underpayment in Royalties or Milestone Payments as determined in the Audit Report, Roivant shall pay GSK any such Royalty or Milestone Payment due (plus interest, if applicable) within [***] following the delivery of such Audit Report to both Roivant and GSK. In the event of an overpayment in Royalties or Milestone Payments as determined in the Audit Report, GSK shall refund Roivant for any overpayment amount (plus interest, if applicable) within [***] following the delivery of such Audit Report to both Roivant and GSK.

(d)                                 Except to the limited extent expressly provided in Section 2.8.2 and this Section 2.8.1(d), Roivant has no right of set-off of any amounts due and payable, or any Liabilities arising, under this Agreement against any amounts due and payable. In the event of overpayment in Royalties or Milestone Payments as determined in the Audit Report in Section 2.8.1(c), or any indemnification obligations owed to Roivant by GSK or its Affiliates, Roivant shall have a right of set-off of any such amounts or obligations owed by GSK or Affiliates against any payment obligations of Roivant pursuant to this Agreement. The payment obligations under this Agreement remain the independent obligation of each Party, irrespective of any amounts owed to the other Party under this Agreement.

2.8.2                     Royalty.

(a)                                 As additional consideration for the sale of the Assets, during the Primary Product Royalty Term, on a country-by-country basis, Roivant shall pay GSK a twelve and one half percent (12.5%) royalty on annual Net Sales of Primary Products in the Territory. As additional consideration for the sale of the Assets, during the applicable Secondary Product Royalty Term, on a country-by-country basis, Roivant shall pay GSK a [***] royalty on annual Net Sales of Secondary Products in the Territory. All such payments provided for under the foregoing in this subsection (a) are referred to as “Royalties” under this Agreement, payable in accordance with and subject to the other terms and conditions of this Agreement (and each such payment is a “Royalty” under this Agreement).

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(b)                                 On a Product-by-Product and country-by-country basis, once a Primary Product is either (A) (i) no longer covered by either at least one Valid Patent Claim and (ii) no longer covered by Regulatory Exclusivity in a country in the Territory; or (B) there has been the entry of a generic product referencing the Regulatory Filings of a Product but prior to the expiry of the Primary Product Royalty Term, the Royalty provided in Section 2.8.2 for such Primary Product in such country will be reduced by [***].

(c)                                  In the event a Product is comprised of or contains a Selected Compound as an active pharmaceutical ingredient together with one or more other active pharmaceutical ingredients and is sold either as a fixed dose or as co-packaged doses as one product (each, a “Combination Product” and collectively, the “Combination Products”), then Net Sales of Combination Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction:  A divided by (A+B), in which A is the average selling price of any Product that is sold in substantial quantities comprising such Selected Compound as the sole therapeutically active ingredient, and B is the average selling price of any product that is sold separately in substantial quantities comprising the other therapeutically active ingredients contained in the Combination Product as the sole therapeutically active ingredients, in each case during the accounting period in which the sales of the Combination Product were made, or if no sales of such Product or product comprising the other therapeutically active ingredients occurred during such period, then such average selling prices as sold during the most recent accounting period in which such sales did occur. If, with respect to any year, either no Product containing the Selected Compound or no product containing the other active ingredients has been sold in the current or prior year in substantial quantities, then the Parties shall negotiate in good faith an appropriate allocation of Net Sales between the Selected Compound and the other active ingredients included in such Combination Product for purposes of this Section 2.8.2(c).

(d)                                 Roivant shall be entitled to set-off against Royalties and Milestone Payments payable to GSK, [***] of any license fee, milestone, royalty or other amounts (or similar payments) payable by Roivant or its Affiliates to Third Parties:  (i) to secure, whether by license, acquisition or otherwise, the intellectual property rights under composition of matter Selected Patents issued as of the Closing Date that are reasonably necessary to Exploit the Compound as an active ingredient for a Product, whether as the sole active ingredient or as a Combination Product, for the treatment of central nervous system indications and (ii) regardless of whether clause (i) is applicable, to secure, whether by license, acquisition or otherwise, the intellectual property rights under the Selected Patents that are published patent applications that remain pending as of the Closing Date and that are

***Confidential Treatment Requested

reasonably necessary to Exploit the Compound or any Product for the treatment of Down Syndrome (in addition to the Third Party license set forth in (i) above). For the purpose of clarity, the Parties acknowledge and agree that: the offsets under this Section 2.8.2(d) shall only apply with respect to one agreement that is entered into by Roivant or its Affiliates with a Third Party the subject matter of which is linked by a common priority application or patent application (i.e., the first license, acquisition or otherwise) with respect to clause (i) and one agreement the subject matter of which is linked by a common priority application or patent application (i.e., license, acquisition or otherwise) with respect to clause (ii) (each, a “First Agreement”).

(e)                                  Roivant shall also be entitled to set-off against Royalty and/or Milestone Payments payable to GSK [***] of any Royalty amounts payable by Roivant and/or its Affiliates to Third Parties pursuant to an agreement entered into that is not a First Agreement to secure, whether by license, acquisition or otherwise, intellectual property rights under any Selected Patents that are reasonably necessary to Exploit any Selected Compound and/or any Product (regardless of indication); provided, that if any given Royalty or Milestone Payment payable to GSK is eligible for a set-off under Section 2.8.2(d), it shall not be eligible for a set-off under this Section 2.8.2(e).

(f)                                   The set-offs provided for in the foregoing Sections 2.8.2(d) and 2.8.2(e), are collectively referred to herein as the “Selected Third Party Payments”. Notwithstanding the foregoing in Sections 2.8.2(d) and 2.8.2(e), in no event shall Roivant be entitled to reduce the amount of any Royalties or Milestone Payments to GSK by more than [***] of the amount of such payment as a result of the exercise of its set-off rights in Sections 2.8.2(d) and 2.8.2(e); provided, that Roivant shall be entitled to set-off against future Royalties and Milestone Payments to GSK the amount of Selected Third Party Payments (if any) that Roivant could not apply to reduce a present Milestone Payment or payment of Royalties to GSK as a result of the [***] limitation in the preceding sentence.

2.8.3                     Modification of Net Sales. If, in accordance with the terms of this Agreement, Roivant licenses the Assets to a Third Party that (a) has a dozen or more pharmaceutical products on the market in the U.S. at any given time and (b) takes deductions on a standard and formulaic basis, in respect of sales of each such pharmaceutical product on a consistent basis across its entire portfolio of marketed pharmaceutical products, accounted for as permitted under International Financial Reporting Standards or Generally Accepted Accounting Principles (“GAAP”), as generally and consistently applied throughout such Third Party’s operations, (the “Standard Deductions”), then, if demanded by such Third Party licensee and requested by Roivant, solely with respect to calculating Net Sales pursuant to such Third Party license, the Parties shall amend the definition of Net

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Sales in Section 1.31 to instead provide for such Standard Deductions in place of the deductions provided for in the definition of Net Sales.

2.8.4                     Payment Method. All amounts due under this Agreement will be paid in United States Dollars by wire transfer in immediately available funds to an account designated by the GSK. Roivant’s Net Sales in countries in the Territory invoiced in currency other than United States Dollars, as appropriate, shall be translated by Roivant to United States Dollars using exchange rates from Reuters or Bloomberg.

2.8.5                     Royalty Payment Schedules. Royalty payments due pursuant to Section 2.8.2 are due and payable within [***] of the end of each calendar quarter during the Royalty Term during which there were Net Sales.

2.8.6                     Sales Reports. Each payment of Royalties under this Agreement shall be accompanied by a report setting forth, on a Product-by Product and country-by-country basis, the amount of Net Sales of each Product in such country during the applicable calendar quarter, the currency conversion rate used (if any), the United States Dollar-equivalent of such Net Sales, and the Royalty payment due on such Net Sales.

3.                                      PATENT ASSIGNMENT

3.1                               Conveyance and Acceptance of Transferred Intellectual Property. GSK shall assign and Roivant shall accept the Transferred Intellectual Property listed in Section 1.3 of the Disclosure Schedule in accordance with the terms and provisions of the form of Patent Assignment Agreement attached hereto as Exhibit A (the “Patent Assignment Agreement”).

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of GSK.  GSK represents and warrants to Roivant that, except as set forth in Section 4.1 of the Disclosure Schedule, the statements contained in this Section 4.1 are true and correct as of the Closing Date (as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date)). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.1, it being acknowledged and agreed, however, that to the extent that any of the representations and warranties contained herein call for the disclosure of matters on the Disclosure Schedule which are also required to be disclosed pursuant to other representations and warranties under this Agreement, disclosure in one Section of the Disclosure Schedule of such matter with such reasonable particularity that it can reasonably be concluded from the face of such disclosure that such disclosure is applicable to another representation or warranty shall, to the extent of such disclosure, be deemed to constitute disclosure of that matter pursuant to such other representation and warranty under this Agreement.

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4.1.1                     Organization and Good Standing. GSK is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. GSK has the requisite limited liability company power and authority to own, operate and lease the Assets. GSK is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which the ownership of the Assets makes such qualification necessary except for any failure, individually or in the aggregate, to be so qualified or in good standing does not or would not reasonably be expected to have a Material Adverse Effect.

4.1.2                     Authority; Enforceability of Agreements. GSK has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Transaction Agreements and to perform and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by GSK of this Agreement and the Ancillary Transaction Agreements have been duly and validly authorized by all necessary limited liability company action on the part of GSK. This Agreement has been, and the Ancillary Transaction Agreements at the Closing will be, duly executed and delivered by GSK, and each constitutes, or when executed and delivered will constitute, a valid and binding obligation of GSK, enforceable against GSK in accordance with its terms, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

4.1.3                     No Conflict or Breach. The execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements by GSK, and the consummation by GSK of the transactions contemplated hereby and thereby, do not and will not:

(a)                                 conflict with or constitute a violation of the Organizational Documents of GSK;

(b)                                 assuming compliance with the requirements of the HSR Act, conflict with or constitute a violation of any Legal Requirement, judgment, order, decree or regulation of any Governmental Authority applicable to or relating to GSK or the Assets;

(c)                                  conflict with, constitute a default under, result in a breach or acceleration of, give rise to any right of termination, cancellation, or, except as set forth in Section 4.1.3(c) of the Disclosure Schedule, require notice to or the consent of any Third Party under, any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which GSK is party or by which it is bound or by which any of the Assets are affected, except for such conflicts, defaults, breaches or accelerations that, individually or in the aggregate, do not or would not reasonably be expected to be material to the Assets, taken as a whole; or

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(d)                                 result in the creation or imposition of any Lien (other than any Permitted Lien) on any of the Assets.

4.1.4                     Consents and Approvals. Section 4.1.4 of the Disclosure Schedule describes each of the following which is required in connection with the valid execution and delivery by GSK of or the performance by GSK of its obligations under this Agreement and the Ancillary Transaction Agreements or the consummation by GSK of the transactions contemplated herein and therein (including the transfer of the Assets to Roivant):  (a) each consent, approval, authorization, registration or filing with any Governmental Authority and (b) each consent, approval, authorization of or notice to any other Third Party, which, in the case of this clause (b), is required in connection with the valid execution and delivery by GSK of or the performance by GSK of its obligations under this Agreement and the Ancillary Transaction Agreements or the consummation by GSK of the transactions contemplated by this Agreement and the Ancillary Transaction Agreements; provided, however, that Section 4.1.4 of the Disclosure Schedule does not describe any consents, approvals, authorizations, registrations, filings and notices the failure of which to obtain or give does not or would not reasonably be expected to have a material effect on the Assets, taken as a whole. The consents described in Section 4.1.4 of the Disclosure Schedule are referred to herein as the “Required Consents”.

4.1.5                     Title to Assets.

(a)                                 GSK has good and transferable title to each of the Assets, free and clear of all Liens, except for Permitted Liens.

(b)                                 Immediately prior to the assignment hereunder becoming effective, GSK is the sole and exclusive owner of the entire right, title and interest in and to the Transferred Intellectual Property and has a valid and enforceable right to assign the Maintained Patents as contemplated herein.

4.1.6                     Sufficiency of Assets; Other Development.

(a)                                 The Assets, together with the items listed in Section 4.1.6 of the Disclosure Schedule, constitute all of the assets and rights specific to the Compound owned or controlled by GSK or any of its Affiliates that were utilized by GSK and its Affiliates in the development program for the Compound and Primary Product undertaken by GSK prior to the Closing Date.

(b)                                 Neither GSK nor any of its Affiliates, nor any Third Party on behalf of GSK or any of its Affiliates, has imported, exported, distributed, commercialized, promoted, marketed, sold or offered for sale the Compound or Primary Product, other than importing, exporting, and distributing the Compound and Primary Product as a part of the

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development program for the Compound and Primary Product undertaken by GSK prior to the Closing Date as described in the Data Room.

(c)                                  As of Closing, and to the Knowledge of GSK, GSK is not conducting a development program with another 5HT6 antagonist for Alzheimer’s Disease, Schizophrenia, or Down Syndrome.

(d)                                 Neither GSK nor any of its Affiliates, nor any Third Party on behalf of GSK or any of its Affiliates, are currently engaged in the clinical development of the Compound.

4.1.7                     Intellectual Property.

(a)                                 Section 4.1.7(a) of the Disclosure Schedule contains a complete and accurate list of the Transferred Intellectual Property, including, as applicable, the jurisdiction of filing and the applicable registration or serial number.

(b)                                 No funding, facilities or personnel of any Governmental Authority or any university or other education institution were used to develop or create, in whole or in part, any Transferred Intellectual Property.

(c)                                  Except as set forth in Section 4.1.7(c) of the Disclosure Schedule: (i) GSK has not licensed, granted or transferred any rights in or to any of the Transferred Intellectual Property to any Third Party and has no obligation, absolute or contingent, to do so; and (ii) GSK is not a party to any agreement with a Third Party that limits or restricts or requires payments for the use of the Transferred Intellectual Property in connection with the Manufacture or Exploitation of any Compound or any Primary Product.

(d)                                 Except as listed in Section 4.1.7(d) of the Disclosure Schedule, to the Knowledge of GSK, (i) there are no Contracts, licenses and agreements between GSK and any Third Party with respect to the Transferred Intellectual Property and (ii) there is no Litigation pending, or to the Knowledge of GSK, threatened in writing with respect to any such Contract listed in Section 4.1.7(d).

(e)                                  GSK has not received written notice from any Third Party that the use of the Transferred Intellectual Property or the Manufacture or Exploitation of the Compound infringes or misappropriates the intellectual property of any Third Party and there are no Proceedings pending, or to the Knowledge of GSK, threatened in writing, alleging any such infringement or misappropriation.

(f)                                   To the Knowledge of GSK, except as described in Section 4.1.7(f) of the Disclosure Schedule, no Third Party has infringed or misappropriated the

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Maintained Patents or is infringing or misappropriating any of the Maintained Patents.

(g)                                 Except as described in Section 4.1.7(g) of the Disclosure Schedule, (i) no Maintained Patent is subject to any outstanding or, to the Knowledge of GSK, threatened in writing, Proceeding, decree, order, judgment or stipulation, including any claims, judgments or settlements against or owed by GSK, restricting in any manner the use, transfer or licensing thereof, and (ii) to the Knowledge of GSK, there are no reissue, re-examination, interference, cancellation, opposition or similar proceedings or other material Proceedings pending or threatened in writing, with respect to the Maintained Patents.

(h)                                 The execution, delivery or performance of this Agreement by GSK will not give any Third Party the right or option to cause or assert (i) a loss of, or Lien on, any Maintained Patent; (ii) the release, disclosure or delivery of any Maintained Patent to any escrow agent; (iii) the grant, assignment or transfer of any rights or interest to a Third Party, such as an ownership interest or covenant not to use, under, in or to any Maintained Patent; or (iv) the forfeiture or termination of the right of the GSK to use, possess, sell, transfer or license any Maintained Patent.

(i)                                    This Section 4.1.7 and Section 4.1.5 contain all warranties of GSK with respect to the Transferred Intellectual Property.

4.1.8                     Compliance With Legal Requirements; Governmental Authorizations. GSK and its Affiliates are in compliance in all material respects with all Legal Requirements applicable to the Assets during the conduct of the development program for the Compound and Primary Product undertaken by GSK prior to the Closing Date as described in the Data Room, including the FD&C Act, the Public Health Service Act (the “PHSA”), the Prescription Drug Marketing Act and regulations issued by the FDA thereunder. GSK has all material Governmental Authorizations necessary for the conduct of its business (solely as it relates to the Assets) as now being conducted and is in compliance in all material respects with such Governmental Authorizations. Neither GSK nor any of its Affiliates has granted any Third Party any rights of reference or use with respect to any such Governmental Authorizations.

4.1.9                     Legal Proceedings. Except as described in Section 4.1.9 of the Disclosure Schedule, there are no actions, suits, claims, arbitrations, audits, investigations or proceedings, in each case being pursued by Governmental Authorities or any Third Party (the “Proceedings”) that are instituted, pending or, to the Knowledge of GSK, threatened in writing against GSK or any of its Affiliates with respect to any Asset, the Compound or Primary Product.

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4.1.10              Regulatory Matters.

(a)                                 Except as described in Section 4.1.10(a) of the Disclosure Schedule, GSK has maintained the Regulatory Filings relating to the Compound in accordance with its normal business practices. Other than the IND(s) included in the Assets, there are no Regulatory Filings (or regulatory approvals) with respect to the Compound or any Product that have been granted to or in the name of GSK or any of its Affiliates. There is no Proceeding pending or, to the Knowledge of GSK, threatened in writing seeking the revocation or suspension of any of the IND(s) included in the Assets. All maintenance and other fees related to the IND(s), other than foreign equivalents of U.S. INDs, included in the Assets occurring prior to the Closing Date have been paid.

(b)                                 Except as set forth in Section 4.1.10(b) of the Disclosure Schedule, neither GSK nor any of its Affiliates nor any of its or their respective sublicensees, subcontractors or other Representatives, has received within the past five (5) years:  (i) any FDA Form 483s concerning the Compound; (ii) any FDA Notices of Adverse Findings concerning the Compound; or (iii) warning letters from the FDA or any other Governmental Authority concerning the Compound in which the FDA or other such Governmental Authority asserted that the operations of GSK and its Affiliates (solely as it relates to the Assets) or the Compound were not in compliance with applicable Legal Requirements. There is no Proceeding by the FDA or any other Governmental Authority pending or, to the Knowledge of GSK, threatened in writing against GSK or any of its Affiliates relating to safety or efficacy of the Compound.

(c)                                  All animal studies and other preclinical tests relating to the Compound were conducted by GSK in accordance with its standard operating procedures for the conduct of animal or preclinical studies at the time such tests were conducted. All human clinical trials conducted by or on behalf of GSK relating to the Compound have been and are being conducted in compliance with the requirements of Good Clinical Practice, informed consent, institutional review boards (as those terms are defined by the FDA or other relevant regulatory bodies), and other Legal Requirements relating to clinical trials or the protection of human subjects, in each case as applicable and that were in effect at the time such tests were conducted. With respect to the Compound, GSK and its Affiliates are in material compliance with the requirements of the applicable requirements of PHSA relating to registration of clinical trials and reporting of clinical trial results that were in effect at the time such tests were conducted. Neither GSK nor any of its Affiliates, nor anyone acting on behalf of GSK or any of its Affiliates, has received any written notice from the FDA or any other Governmental Authority, or any institutional review board threatening to initiate any clinical hold or other action to suspend or terminate any

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clinical trial relating to the Compound, or to suspend or terminate an IND application sponsored by or on behalf of GSK, relating to the Compound.

(d)                                 Neither GSK nor any of its Affiliates, nor any of its or their respective Representatives, has been subject to, or has been convicted of any crime or engaged in any conduct with respect to the Compound or the Manufacture or Exploitation thereof that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement, or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Legal Requirement.

(e)                                  All personal data collected, processed or disclosed by or on behalf of GSK or any of its Affiliates in connection with the Compound have been, and are being, collected, processed and disclosed in compliance, in all material respects, with applicable Legal Requirements that were in effect at the time such data was collected, processed or disclosed, or currently stored, including the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, Directive 95/46/EC of 24 October 1995 and the implementing Legal Requirements of the individual European Union countries, in each case, as applicable in the specific jurisdiction in which and at the time the applicable clinical trials were conducted. Neither GSK nor any of its Affiliates has received any:  (i) written notice or complaint alleging non-compliance with any Legal Requirements relating to the collection, processing and disclosure of information or data; (ii) written claim for compensation for loss or unauthorized collection, processing or disclosure of data; or (iii) written notification of an application for rectification, erasure or destruction of information or data that is still outstanding, in each case ((i) through (iii)), in connection with the Compound or the Exploitation thereof.

(f)                                   GSK has documented and stored all material data, documents and reports resulting from the pre-clinical and clinical development of the Compound in accordance with GSK’s business practices and standards in place for its own programs and products at the time such data, documents and reports were documented and stored.

4.1.11              Taxes. There are no tax liens upon any of the Assets.

4.1.12              Brokers. GSK and its Affiliates and agents have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.1.13              Anticorruption Matters. None of GSK, any of its Affiliates or any of their respective employees or, to the Knowledge of GSK, agents or other Third Parties acting on behalf of GSK or any of its Affiliates, in any way relating to

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GSK or any of its Affiliates with respect to the Assets or the Manufacture or Exploitation of any Compound:  (i) has taken any action in violation of any applicable anticorruption Legal Requirement, including the Foreign Corrupt Practices Act of 1977 (the “FCPA”); or (ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her public capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Authority in order to assist GSK or any of its Affiliates or any person or entity in any way to any of them, in obtaining or retaining business with respect to the Assets. To the Knowledge of GSK, there are no pending issues with respect to violation of any applicable anticorruption Legal Requirement, including the FCPA, relating to the Assets or the Manufacture or Exploitation of any Compound.

4.1.14              Disclaimer of Other Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4, SECTION 10.3 AND SUBJECT TO SECTION 8.2.1:

(a)                                 NONE OF GSK OR ANY OF ITS REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS, ASSUMED LIABILITIES, THE COMPOUND, ANY PRODUCT OR THE TRANSFERRED INTELLECTUAL PROPERTY, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF ROIVANT OR IN ANY OTHER FORM OR MANNER IN EXPECTATION OF THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE DEVELOPMENT AND COMMERCIALIZATION OF THE COMPOUND OR PRODUCT BY ROIVANT AFTER THE CLOSING IN ANY MANNER, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPOUND OR PRODUCT AFTER THE CLOSING;

(b)                                 NONE OF GSK OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO ROIVANT OR TO ANY OTHER PERSON RESULTING FROM

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THE DISTRIBUTION TO ROIVANT, ITS AFFILIATES OR REPRESENTATIVES, OR ROIVANT’S USE OF, ANY INFORMATION RELATING TO THE ASSETS (INCLUDING THE COMPOUND, ANY PRODUCT OR ANY OF THE TRANSFERRED INTELLECTUAL PROPERTY), INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ROIVANT, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF ROIVANT OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT; AND

(c)                                 GSK’S INTERESTS IN THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND GSK EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS.

4.2                               Representations and Warranties of Roivant. Roivant represents and warrants to GSK that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as made then and as though the Closing Date were substituted for the date of this Agreement through this Section 4.2).

4.2.1                     Organization and Good Standing. Roivant is an exempted limited company duly organized, validly existing and in good standing under the laws of Bermuda. Roivant has the requisite corporate power and authority to own its properties and carry on its business as now being conducted. Roivant is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it owns assets and conducts business, except for any failure, individually or in the aggregate, to be so qualified or in good standing does not or would not reasonably be expected to have a Material Adverse Effect.

4.2.2                     Authority; Enforceability of Agreements. Roivant has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Transaction Agreements to which Roivant is or will become a party and to perform and consummate the transactions contemplated hereby and thereby.  The execution and delivery by Roivant of this Agreement and the Ancillary Transaction Agreements have been duly and validly authorized by all necessary corporate action on the part of Roivant. This Agreement and the Ancillary Transaction Agreements to which Roivant is or will become a party have been, or upon execution and delivery thereof by Roivant will be, duly executed and

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delivered by Roivant, and each constitutes, or when executed and delivered will constitute, a valid and binding obligation of Roivant, enforceable against Roivant in accordance with its terms, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Legal Requirements affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

4.2.3                     No Conflict or Breach. The execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements by Roivant, and the consummation by Roivant of the transactions contemplated hereby and thereby, do not and will not:

(a)                                 conflict with or constitute a violation of the Organizational Documents of Roivant;

(b)                                 assuming compliance with the requirements of the HSR Act, conflict with or constitute a violation of any Legal Requirement applicable to Roivant; or

(c)                                  conflict with, result in a default under, result in a breach or acceleration of, give rise to any right of termination or cancellation under any material Contract to which Roivant is a party, or, except as set forth in Section 4.2.3(c) of the Disclosure Schedule, require notice to or the consent of any Third Party or by which it is bound or by which any of the Assets are affected, except for such conflicts, defaults, breaches or accelerations that, individually or in the aggregate, do not or would not reasonably be expected to be materially and adversely affect Roivant’s ability to consummate the transactions contemplated by this Agreement to the Assets, taken as a whole.

4.2.4                     Consents and Approvals.  Section 4.2.4 of the Disclosure Schedule describes each of the following which is required in connection with the valid execution and delivery by Roivant of or the performance by Roivant of its obligations under this Agreement and the Ancillary Transaction Agreements to which Roivant is or will become a party or the consummation by Roivant of the transactions contemplated herein and therein:  (a) each consent, approval, authorization, registration or filing with any applicable Governmental Authority and (b) each consent, approval, authorization of or notice to any other Third Party, which, in the case of this clause (b), is required in connection with the valid execution and delivery by Roivant of or the performance by Roivant of its obligations under this Agreement and the Ancillary Transaction Agreements to which Roivant is or will become a party or the consummation by Roivant of the transactions contemplated by this Agreement and the Ancillary Transaction Agreements; provided, however, that Section 4.2.4 of the Disclosure Schedule does not describe any consents, approvals, authorizations, registrations, filings and notices the failure of which to obtain or give does not or would not

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reasonably be expected to have a material and adverse effect on Roivant’s ability to consummate the transactions contemplated by this Agreement.

4.2.5                     Legal Proceedings. Except as described in Section 4.2.5 of the Disclosure Schedule, there are no Proceedings that are instituted, pending or, to the Knowledge of Roivant, threatened in writing against Roivant or any of its Affiliates that would prohibit the consummation of the transactions contemplated by this Agreement.

4.2.6                     Brokers. Roivant and its Affiliates and agents have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.2.7                     Disclaimer of Other Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4 AND SUBJECT TO SECTION 8.2.1:

(a)                                 NONE OF ROIVANT OR ANY OF ITS REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY TRANSACTION AGREEMENTS, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF GSK OR IN ANY OTHER FORM OR MANNER IN EXPECTATION OF THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT OR THE ANCILLARY TRANSACTION AGREEMENTS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)                                 NONE OF ROIVANT OR ANY OF ITS REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO GSK OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO GSK, ITS AFFILIATES OR REPRESENTATIVES OF, OR GSK’S USE OF, ANY INFORMATION RELATING TO TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY TRANSACTION AGREEMENTS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO GSK, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS

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SUBMITTED ON BEHALF OF GSK OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT OR THE ANCILLARY TRANSACTION AGREEMENTS.

5.                                      REGULATORY COVENANTS

5.1                               Regulatory Compliance. From and after the Closing, Roivant will be responsible for, and shall conduct, all regulatory compliance activities with respect to the Products in the Territory.

5.1.1                     Third Party Contractors; Debarment. Roivant may not knowingly at any time retain or use in any capacity in connection with the research, development, manufacture, marketing, sale or distribution of any Product any Person who has been debarred pursuant to Section 306 of the FD&C Act or who is the subject of a conviction described in such section.

5.1.2                     Transfer of Responsibilities. GSK and Roivant shall cooperate to effect an orderly transfer of the responsibilities associated with correspondence and communication with the FDA relating to the Assets.

5.2                               Commercialization of the Compound. Roivant shall use commercially reasonable efforts to develop, manufacture and commercialize the Compound, and seek and if obtained, then maintain, appropriate regulatory approvals for the Compound. As between the Parties, Roivant shall be responsible for undertaking all such activities. Without limiting any of foregoing in this Section 5.2, neither GSK nor its Affiliates shall have any obligation to (a) assist or otherwise participate in the amendment or supplementation of the INDs or otherwise to participate in any Regulatory Filings or other activities relating to the INDs or Product other than transmitting the GSK FDA Letter as contemplated by Section 2.7, (b) assist or otherwise participate in efforts to validate, continue or improve any process for or related to the manufacture of the Compound or any Product, or (c) provide any assistance to Roivant related to manufacture, sale, distribution, marketing, export or import of the Compound or any Product, after the Closing Date or at any time in the future, except as specifically (if at all) set forth in this Agreement or in the Ancillary Transaction Agreements.

6.                                      ADDITIONAL COVENANTS

6.1                               Covenants of GSK.

6.1.1                     Further Assurances. If during the first [***] after Closing, Roivant becomes aware that any of the Assets has not been transferred to Roivant, Roivant shall promptly notify GSK, and GSK shall use commercially reasonable efforts to locate such Assets as soon as reasonably practicable, and transfer such Asset to Roivant or its Affiliate.

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6.1.2                     Financial Information. From and after the Closing Date, GSK shall (a) cooperate with Roivant and/or its Affiliates and their respective accountants and auditors by providing access to information, books and records related to the Assets as Roivant may reasonably request in connection with the preparation by Roivant and/or its Affiliates of historical and pro forma financial statements related to the Assets as may be required to be included in any filing made by Roivant and/or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X, and (b) without limiting the foregoing, shall provide Roivant with such information as is required for Roivant and/or its Affiliates to prepare audited “carve out” financial statements related to the Assets, for the two (2) fiscal years prior to the Closing Date (or such shorter period as agreed to by Roivant) and information requested by Roivant and reasonably necessary to prepare any applicable pro forma financial information required to be filed by Roivant with the U.S. Securities and Exchange Commission. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by Roivant’s auditors, (ii) providing Roivant and/or its Affiliates and their respective accountants and auditors with access to management representation letters provided by GSK to GSK’s accountants and auditors and (iii) causing GSK’s accountants, auditors and counsel to cooperate with Roivant and/or its Affiliates and its accountants, auditors and counsel in connection with the preparation and audit of any financial information to be provided under this Section. If GSK elects to provide Roivant with the audited financial statements contemplated hereunder, the selection of an external audit firm will be at the discretion of GSK. Such financial statements shall be derived from GSK’s historical financial statements, and accurately present in all material respects the financial position of the Assets as of the dates thereof. GSK hereby consents to the inclusion or incorporation by reference of any financial statements provided to Roivant under this Section in any filing by Roivant and/or its Affiliates with the U.S. Securities and Exchange Commission and, upon request therefor of Roivant, agrees to request that any auditor of GSK that audits any financial statements provided to Roivant and/or its Affiliates under this Section consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by Roivant and/or its Affiliates with the U.S. Securities and Exchange Commission. Roivant will be responsible for all costs incurred by GSK or its Affiliates in connection with the generation of financial information as set forth herein, to include external “carve out” audit fees, consents and any other fees associated with amendments and/or revisions required to support Purchasers’ Securities and Exchange Commission disclosure obligations.

6.2                               Mutual Covenants. GSK and Roivant hereby covenant and agree as follows:

6.2.1                     Taxes. Each of GSK and Roivant shall bear and be responsible for and pay for one half of the applicable Taxes related to (i) the transfer to Roivant of the Assets

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to be transferred thereto under this Agreement and (ii) the grant of rights to Roivant under the Transferred Intellectual Property; provided, that in any event each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement; provided, further, that all payments to be made under this Agreement will be made without deduction or withholding for or on account of any present or future taxation unless Roivant is required by Legal Requirement to deduct or withhold such withholding Tax. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, the amount of such withholding shall be treated for all purposes under this Agreement as having been paid to GSK. Roivant will cooperate with respect to all documentation required by any Tax authority or which may be reasonably requested by GSK to secure a reduction in the rate of applicable withholding Taxes. Notwithstanding any of the foregoing in this Section 6.2.1, if Roivant is required to make a payment to GSK subject to a deduction or withholding of Tax, then (A) if such deduction or withholding of Tax obligation arises as a result of any action by Roivant, including an assignment of this Agreement, or any failure on the part of Roivant to comply with applicable Legal Requirements, that has the effect of modifying the Tax treatment or increasing the Tax of GSK (a “Roivant Withholding Tax Action”), then the payment by Roivant (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount necessary (the “Additional Tax”) to ensure that GSK receives an amount equal to the amount that it would have received had no such Roivant Withholding Tax Action occurred, and (B) the Additional Tax shall be deducted and withheld by Roivant from the payment made by Roivant to GSK. The Additional Tax, along with any other Tax deducted and withheld from the payment made by Roivant, shall be timely remitted to the proper Governmental Authority for the account of GSK in accordance with applicable Legal Requirements.

6.2.2                     Publicity. Other than as expressly permitted herein, no press release regarding this Agreement or the transactions contemplated hereby shall be made by either Party without the prior written consent of the other Party with respect to its form, content and means of dissemination (other than Product advertising) except for press releases that are consistent with prior public disclosures made in accordance with this Agreement. A press release substantially in the form attached hereto in Section 6.2.2 of the Disclosure Schedule is hereby approved by GSK. Notwithstanding the foregoing, (a) either Party or their respective Affiliates may make any filings with the U.S. Securities and Exchange Commission as may be required by the Exchange Act or the Securities Act of 1933, as amended, or other public disclosures required by the U.S. Securities and Exchange Commission or stock market rules or regulations; provided, that to the extent permitted by applicable Legal Requirements, the other Party is given [***] to review and comment on any proposed filing and (b) Roivant or its Affiliates may make any filings with the FDA and any other applicable Governmental Authority in connection with its obligations set forth in Section 5.2.

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6.2.3                     Confidentiality.

(a)                                 GSK has disclosed to Roivant certain methods for accessing and interpreting the clinical data and statistical results included in the Assets. Notwithstanding anything to the contrary, all such methods are and shall remain the proprietary property of GSK, shall be deemed to be the Confidential Information of GSK and shall not be included in the Assets. Roivant and its Affiliates shall have the right to use such Confidential Information of GSK only to access and interpret the clinical data and statistical results included in the Assets.

(b)                                 All Confidential Information (x)(A) disclosed by Roivant or any of its Affiliates to GSK hereunder or (B) held or known by GSK and (i) included in the Assets, or (ii) transferred to Roivant in accordance with the Technology Transfer Plan to the extent solely related to the Selected Compounds, shall be maintained in confidence by GSK and its Affiliates and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of Roivant, and (y) disclosed by GSK to Roivant or any of its Affiliates hereunder, other than Confidential Information (i) included in the Assets or (ii) transferred to Roivant in accordance with the Technology Transfer Plan to the extent solely related to the Selected Compounds, shall be maintained in confidence by Roivant and its Affiliates, in each case, except to the extent that such Confidential Information:

(i)                                    with respect to any Confidential Information not relating to the Assets, is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii)                                is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party, including but not limited to any postings or information concerning the Compound or any Product or any clinical trials thereof on any Clinical Studies Register;

(iii)                            is subsequently disclosed to the receiving Party, without obligation of confidentiality, by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party or any Third Party;

(iv)                             was or is developed by the receiving Party independently, and without benefit, of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records;

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(v)                                 is reasonably necessary to disclose to Governmental Authorities to comply with any Legal Requirements, judicial or administrative process or the rules and regulations of any stock exchange; provided, that (a) to the extent reasonably practicable, the disclosing Party is given [***] to review and comment on any proposed disclosure, (b) the receiving Party cooperates with any efforts by the disclosing Party to seek confidential or protective treatment of such information, as reasonably requested by the disclosing Party, and (c) the receiving Party minimizes the extent of any such disclosure to only such Confidential Information that is required to be disclosed by such Legal Requirement, judicial or administrative process or stock exchange rule or regulation;

(vi)                             is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement; or

(vii)                         is made by or on behalf of the receiving Party to potential or actual investors, acquirers, collaborators or other Third Parties who have a bona fide need to know in connection with their evaluation of such potential or actual investment, acquisition, collaboration or other similar transaction, in each case, relating at least in part to the Assets, on the condition that such Third Parties and their respective attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement; provided, that the term of confidentiality for such Third Parties and their respective attorneys, independent accountants and financial advisors shall be no less than [***].

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.2.3.

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For purposes of this Section 6.2.3, references to the “receiving Party” and “disclosing Party” include both the relevant Party and its Affiliates, as applicable.

6.3                               Limitation on Covenants of GSK. Nothing in this Agreement shall be construed as restricting the ability of GSK or its Affiliates to use any information, data, or intellectual property contained in the Assets in a manner consistent with, and subject to the restrictions in, Section 2.2.

6.4                               Limitation on Covenants of Roivant. Nothing in this Agreement shall be construed as restricting the ability of Roivant or its Affiliates to use any Confidential Information of Roivant or any Confidential Information provided by GSK to Roivant that relates to the Assets for any purpose, including Exploiting the Compound and the Primary Product.

7.                                      CONDITIONS TO CLOSING

7.1                               Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of GSK and Roivant to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1.1                     No Order; Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

7.1.2                     Governmental Consents. All requisite governmental approvals, including the expiration of any applicable waiting period under the HSR Act without any request for further information, shall have been obtained.

7.1.3                     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall have been issued.

7.2                               Additional Conditions to the Obligations of GSK. The obligation of GSK to effect the transactions contemplated by this Agreement also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by GSK:

7.2.1                     Representations and Warranties.  Each representation and warranty of Roivant contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date);

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7.2.2                     Certificate of Roivant.  GSK shall have received a certificate, validly executed on behalf of Roivant by a duly authorized officer of Roivant to the effect that, as of the Closing, the conditions to the obligations of GSK set forth in this Section 7.2 have been satisfied (the “Roivant Bring-down Certificate”);

7.2.3                     Roivant has taken (or is ready, willing, and able to take) all actions required to be taken by it pursuant to this Agreement at or prior to Closing;

7.2.4                     Roivant shall have delivered the Closing Payment to GSK; and

7.2.5                     Roivant shall have executed and delivered to GSK all documents as are required to be delivered by Roivant pursuant to this Agreement or as reasonably requested by GSK.

7.3                               Additional Conditions to the Obligations of Roivant. The obligations of Roivant to enter into the transactions to be entered into by them at Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Roivant:

7.3.1                     Representations and Warranties. Each representation and warranty of GSK contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such particular date);

7.3.2                     Certificate of the Company. Roivant shall have received a certificate, validly executed by the duly authorized officer of GSK for and on its behalf, to the effect that, as of the Closing, each and every one of the conditions to the obligations of Roivant set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof) (the “GSK Bring-down Certificate”);

7.3.3                     GSK has taken (or is ready, willing and able to take) all actions required to be taken by it pursuant to this Agreement at or prior to Closing;

7.3.4                     the Required Consents shall have been obtained;

7.3.5                     all requisite governmental approvals shall have been obtained; and

7.3.6                     GSK shall have executed and delivered to Roivant all documents as are required to be delivered by GSK pursuant to this Agreement or as reasonably requested by Roivant.

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8.                                      INDEMNIFICATION

8.1                               Survival of Representations and Warranties.

8.1.1                     By GSK. The representations and warranties of GSK contained in this Agreement, shall survive for a period of [***] following the Closing Date; provided, however, (i) the representations and warranties of GSK in [***] (each, a “GSK Fundamental Representation”), as well as claims for fraud and willful misconduct, shall survive indefinitely and (ii) the representations and warranties of GSK in [***] shall survive until the [***] anniversary of the Closing Date. If an indemnification claim is properly asserted in writing pursuant to Section 8.3 prior to the expiration date (as provided in this Section 8.1.1) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive beyond such survival date until, but only for the purpose of, the resolution of such claim.

8.1.2                     By Roivant. The representations and warranties of Roivant contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing; provided, however, that the representations and warranties of Roivant contained in [***] of this Agreement will survive indefinitely (each, a “Roivant Fundamental Representation”, and together with the GSK Fundamental Representations, the “Fundamental Representations”).

8.2                               Indemnification.

8.2.1                     Sole Remedy.  Notwithstanding any other term in this Agreement to the contrary, the sole and exclusive remedies of the Indemnified Parties arising out of, relating to or resulting from this Agreement will be strictly limited to those contained in this Section 8 and Section 9.5; provided, however, nothing in the Agreement will limit either Party’s right to recover for Losses resulting from fraud and willful misconduct of the other Party.

8.2.2                     Roivant Losses. Subject to the terms and conditions of this Section 8, from and after the Closing, GSK shall indemnify Roivant and its officers, directors and Affiliates (each, a “Roivant Indemnified Party”, and collectively, the “Roivant Indemnified Parties”), for any Losses paid, incurred, accrued or sustained by such Roivant Indemnified Parties, or any of them, directly or indirectly, as a result of, relating to or arising out of:

(a)                                 any breach or inaccuracy of a representation or warranty of GSK contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement giving effect to the Disclosure Schedule as of the date of this Agreement;

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(b)                                 any failure by GSK to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(c)                                  any Liabilities relating to (i) GSK’s pre-Closing activities relating to the Assets or the Selected Compounds, including, for example, Liabilities GSK may have to participants in clinical studies for the Compound conducted by GSK prior to Closing, but, for clarity, excluding, for example, Liabilities that become owed to Third Parties after the Closing as result of post-Closing activities with respect to the Assets, and (ii) any amounts due or that become due following the Closing, for any Permitted Liens; and

(d)                                 any failure by GSK to pay Taxes allocated to it under Section 6.2.1.

8.2.3                     GSK Losses. Subject to the terms and conditions of this Section 8, from and after the Closing, Roivant shall indemnify GSK and its officers, directors and Affiliates (each, a “GSK Indemnified Party”, and collectively, the “GSK Indemnified Parties”, and each of the GSK Indemnified Parties or Roivant Indemnified Parties, an “Indemnified Party”), for any Losses paid, incurred, accrued or sustained by such GSK Indemnified Parties, or any of them, directly or indirectly, as a result of, relating to or arising out of:

(a)                                 any breach or inaccuracy of a representation or warranty of Roivant contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(b)                                 any failure by Roivant to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement; and

(c)                                  any failure by Roivant to pay Taxes allocated to it under Section 6.2.1.

8.2.4                     Threshold. No Indemnified Party may recover any Losses pursuant to Section 8.2.2(a) or Section 8.2.3(a) of this Agreement, unless and until one or more certificates signed by an officer (each, an “Officer’s Certificate”) identifying a Loss or Losses subject to indemnification under Section 8.2.2(a) or Section 8.2.3(a) of this Agreement cumulatively totaling [***] of the Purchase Price actually paid or then payable by Roivant to GSK up to such point (calculated, with respect to each claim for Losses identified in an Officer’s Certificate, as of the date the Indemnifying Party receives such Officer’s Certificate) (the “Threshold Amount”) is provided to the other Party hereto (the “Indemnifying Party”) by one or more Indemnified Parties, in which case the Indemnified Parties may be entitled to all Losses so identified inclusive of, in the aggregate, the applicable Threshold Amount. With respect to a claim based on a breach or inaccuracy of a representation or warranty, an Indemnified Party must deliver an Officer’s Certificate identifying each such claim for any Losses subject to

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potential indemnification hereunder prior to the expiration of the applicable representation or warranty as provided in Section 8.1, and an Indemnified Party shall not in any event be entitled to recover any Losses for which an Officer’s Certificate is not provided within such period of time. Further, for all other claims, an Indemnified Party must deliver an Officer’s Certificate identifying each new claim for any Losses subject to potential indemnification hereunder promptly following such Indemnified Party gaining Knowledge that such claim exists. Notwithstanding anything to the contrary, in the event of any increase in the Purchase Price (and, therefore, the Threshold Amount) following any payment made by an Indemnifying Party under this Section 8 as a result of Losses suffered by an Indemnified Party pursuant to Section 8.2.2(a) or Section 8.2.3(a) of this Agreement, no Losses of any Indemnified Party pursuant to Section 8.2.2(a) or Section 8.2.3(a) of this Agreement identified on any Officer’s Certificate received by such Indemnifying Party subsequent to such increase shall be payable hereunder by such Indemnifying Party unless and until the sum of the total Losses payable under Section 8.2.2(a) or Section 8.2.3(a), as applicable, pursuant to (a)

Officer’s Certificates received by the Indemnifying Party prior to such increase in the Purchase Price and (b) Officer’s Certificates received by the Indemnifying Party following such increase in the Purchase Price, collectively exceed the then-current Threshold Amount.  Notwithstanding the foregoing, each Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply to, (i) any and all claims or payments made with respect to any breach or inaccuracy of (x) a Fundamental Representation, (y) [***] and (z) [***], (ii) any breach of the covenants in this Agreement, (iii) any Excluded Liability and (iv) any fraud or willful misconduct.

8.2.5                     Cap.

(a)                                 Except as set forth in Section 8.2.5(b) and Section 8.2.5(c) below, the maximum amount recoverable by any Indemnified Party for Losses claimed under Section 8.2.2(a) or Section 8.2.3(a) of this Agreement through one or more Officer’s Certificates received by the Indemnifying Party as of a particular date shall be [***] of the Purchase Price actually paid or then payable by Roivant to GSK up to such point (the “Cap”). All amounts previously paid by the Indemnifying Party under this Section 8 for Losses indemnified pursuant to Section 8.2.2(a) or Section 8.2.3(a), shall be included in determining whether the Cap has been achieved with respect to Losses claimed through a particular date, but Losses claimed prior to or on a particular date, that are in excess of the Cap in effect as of such date, shall not become payable after such date should the Cap subsequently increase as a result of Roivant’s payment of any Milestone Payment or Royalties.

(b)                                 Except as set forth in Section 8.2.5(a) and Section 8.2.5(c), the maximum amount recoverable by Roivant for Losses claimed under Section 8.2.2(a)

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of this Agreement through one or more Officer’s Certificates received by GSK as of a particular date that claims any breach or inaccuracy of a representation or warranty of GSK made in Section 4.1.7 or Section 4.1.10 shall be [***] of the Purchase Price actually paid or then payable by Roivant to GSK up to such point (the “IP and Regulatory Cap”). All amounts previously paid by GSK under this Section 8.2.5(b) for Losses arising from claims of any breach or inaccuracy of a representation or warranty of GSK made in Section 4.1.7 or Section 4.1.10 indemnified pursuant to this Section 8.2.2(b), shall be included in determining whether the IP and Regulatory Cap has been achieved with respect to Losses claimed through a particular date, but Losses claimed prior to or on a particular date, that are in excess of the IP and Regulatory Cap in effect as of such date, shall not become payable after such date should the IP and Regulatory Cap subsequently increase as a result of Roivant’s payment of any Milestone Payment or Royalties.

(c)                                  Notwithstanding the foregoing, each Indemnified Party shall be entitled to recover for, and the Cap shall not apply to, any and all claims or payments made with respect to any breach of (i) Fundamental Representations and (ii) any fraud or willful misconduct.

(d)                                 If Losses claimed by an Indemnified Party exceed the then current Cap or Maximum Amount, as applicable, and there is an increase in the Purchase Price (and, therefore, the Cap and Maximum Amount) following such increase in the Cap, any Losses of any Indemnified Party identified on any subsequent Officer’s Certificate received by such Indemnifying Party subsequent to such increase shall be payable hereunder by such Indemnifying Party up to the amount of the then current Cap or Maximum Amount, as applicable (following such increase).

(e)                                  The maximum amount recoverable by any Indemnified Party for Losses under this Agreement through one or more Officer’s Certificates received by the Indemnifying Party as of a particular date pursuant to (A) any claims arising under or pursuant to any breach or inaccuracy of a Fundamental Representation and (B) any claims or payments made with respect to any fraud or willful misconduct shall be equal to [***] (as calculated, with respect to such Losses, as of such date) (the “Maximum Amount”). All amounts previously paid by the Indemnifying Party under this Section 8 shall be included in determining whether the Maximum Amount has been achieved with respect to Losses claimed through a particular date, but Losses in excess of the Maximum Amount in effect as of such date, shall not become payable after such date should the Maximum Amount subsequently increase as a result of Roivant’s payment of any Milestone Payment or Royalties.

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8.2.6                     Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by Legal Requirement.

8.3                               Claims for Indemnification.

8.3.1                     Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Section 8 (other than a Third Party claim covered by Section 8.3.2 below) shall promptly deliver to the Indemnifying Party an Officer’s Certificate of the Indemnified Party within the applicable timeframe provided in Section 8.2.4 above (A) stating that such Indemnified Party has paid, sustained, incurred or accrued Losses subject to potential indemnification under this Section 8 (the aggregate amount of such Losses subject to indemnification hereunder as of the date of such claim being referred to as the “Claimed Amount”), (B) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses (if applicable) included in the amount so stated and the nature of basis for indemnification to which such item is related, and (C) demanding payment of the Claimed Amount. Within [***] after delivery of such Officer’s Certificate, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall:  (I) agree that the Losses stated in such Officer’s Certificate are subject to indemnification under this Section 8 and the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Indemnifying Party shall pay to the Indemnified Party, within [***] following delivery of the response, an amount equal to the Claimed Amount); (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Indemnifying Party shall pay to the Indemnified Party, within [***] following delivery of the response, an amount equal to the Agreed Amount and shall specify in reasonable detail which parts of the Claimed Amount the indemnifying Party is disputing and together with a summary of the reasons for such dispute; or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount and provide a summary of the reasons for such dispute. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, then the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute within [***] following the delivery by the Indemnifying Party of its response to such Officer’s Certificate.

8.3.2                     Procedure for Third Party Claims.

(a)                                 All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party claim against an Indemnified Party shall be made in accordance with the following procedures. In the event an Indemnified Party receives written notice of a Third Party claim, which such Indemnified Party reasonably believes may result in a Loss, such Indemnified Party shall notify promptly the Indemnifying Party of such claim by delivery of an Officer’s Certificate to such Indemnifying

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Party (such Officer’s Certificate including a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by the Indemnified Party).

(b)                                 Within [***] after delivery of such Officer’s Certificate, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim if the defense of the Third Party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The non-controlling Party shall cooperate in such defense connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the controlling Party in connection therewith. In any event, the Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of all potential Indemnified Parties from all Liability with respect thereto, does not subject the Indemnified Party to any injunctive or equitable relief or remedy, does not include a statement or admission of fault, violation, culpability or failure to act by or on behalf of the Indemnified Party, or that imposes any Liability on any potential Indemnified Party without the prior written consent of such Indemnified Party.

9.                                      DISPUTE RESOLUTION

9.1                               Mandatory Procedures. Subject to the provisions of Section 9.5, the Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 9, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section 9, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

9.2                               Negotiation. The Parties shall endeavor to resolve in good faith any disputes or conflict arising from or relating to the subject matter of this Agreement, failing which either Party may submit such dispute for resolution to appropriate senior management of Roivant and GSK. If such senior management representatives are unable to resolve such dispute

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within [***] after such conflict is submitted to them for resolution, either Party may refer the dispute for mediation as set forth in Section 9.3.

9.3                               Mediation. If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 9.2, then at the end of such [***] period, the Parties agree that they shall submit such dispute for confidential mediation under the CPR Mediation Procedure then in effect at the start of mediation with the International Institute for Conflict Prevention & Resolution (www.cpradr.org) (the “CPR”). Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties cannot agree, they will defer to the CPR to select a mediator. The cost of the mediator shall be borne equally by the Parties. Any dispute not resolved within [***] (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 9.4.

9.4                               Arbitration. If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 9.2 and the mediation procedures set forth in Section 9.3 within the timeframes set forth in such Sections, the Parties agree that they shall submit such dispute for final settlement via binding arbitration. The arbitration shall .be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The arbitral tribunal shall be composed of three (3) arbitrators experienced in the pharmaceutical industry, selected as follows: (i) each Party shall simultaneously nominate one (1) arbitrator within [***] after the date on which the respondent(s)’ answer is filed and (ii) the two (2) initial arbitrators will endeavor, within the following [***] to agree upon the third arbitrator, who shall be the chairman of the arbitral tribunal. If any arbitrator is not nominated pursuant to the foregoing sentence, the American Arbitration Association shall appoint such arbitrator. Such arbitration will be held in Wilmington, DE and shall be conducted in English. Each Party shall be responsible for its own expenses in connection therewith. Such arbitration shall be resolved as quickly as reasonably possible. Any arbitration award must be issued within [***] from completion of the hearing, or as soon as possible thereafter. The Parties hereby submit to the non-exclusive jurisdiction of the United States District Court for the District of Delaware or, if such action may not be brought in such court for jurisdictional reasons, the Delaware Court of Chancery located in Wilmington, Delaware for the limited purpose of enforcing this Agreement to arbitrate. The arbitration award shall be final and binding, and judgment over the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party and its assets.

9.5                               Equitable Relief. Notwithstanding the foregoing, nothing contained in this Section 9 shall prohibit a Party from being entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms or provisions of this Agreement (i) regarding the confidentiality provisions in Section 6.2.3, (ii) regarding publication of data in Section 10.3, or (iii) to enforce any decision of the arbitral tribunal, including a final award from

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the United States District Court for the District of Delaware or, if such action may not be brought in such court for jurisdictional reasons, the Delaware Court of Chancery located in Wilmington, Delaware.

10.                               MISCELLANEOUS

10.1                        Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake commercially reasonable efforts necessary to cure such force majeure circumstances.

10.2                        Assignment.

10.2.1              Assignment by GSK. GSK may not assign or otherwise transfer this Agreement or any right or obligation hereunder without the written consent of Roivant; provided, however, that GSK may, without Roivant’s consent, (i) assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or in connection with a merger, consolidation, sale of substantially all of GSK’s assets or otherwise by operation of law and (ii) sell, assign, pledge as security, contribute, convey, grant or otherwise transfer (collectively, “assign”) all or any part of the Royalties and/or Milestone Payments that may become due hereunder, including together with the right to enforce the payment thereof in accordance with the terms of this Agreement and the exercise of any rights and remedies provided under Section 2.8 (the “Interests”) to any Person (whether or not an Affiliate of GSK). In addition, any direct or indirect permitted assignee, pledgee or other transferee (collectively, an “assignee”) of GSK may likewise assign all or any part of such assignee’s Interests to any Person (whether or not GSK or an Affiliate of GSK) without the prior written consent of Roivant. Further, Roivant agrees that, upon written notice from GSK (or any direct or indirect permitted assignee contemplated above). Roivant shall deliver any future payments contemplated by this Agreement in respect of any such Interests, together with any reports or statements contemplated by this Agreement specified in Section 2.8, in accordance with the directions in such written notice.

10.2.2              Assignment by Roivant. Roivant shall not assign, license or otherwise transfer all or any material portion of the Assets to any Third Party without (i) obligating such Third Party assignee, licensee or transferee to use commercially reasonable efforts to develop and commercialize the Compound and make the Milestone Payments and Royalty payments provided for in this Agreement (ii) agreeing that

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GSK (and any permitted assignee of GSK) shall be a third party beneficiary of such arrangements, with the right of enforcement of such arrangement and (iii) at least a material portion of the Assets being transferred with any such assignment, license or transfer; provided, that, the foregoing clause (iii) shall not prohibit any assignment, license or transfer of any Assets that is limited to any one or more (a) geographic territories, (b) indications, (c) formulations or (d) Secondary Compounds. For the avoidance of doubt, any such permitted assignee or transferee will be bound by the terms of this Agreement, including but not limited to the financial arrangements set forth in this Agreement.

10.3                        Publication of Data. Roivant shall have the exclusive right to control the content, submission or retraction of any publications of data generated by Roivant with respect to any Selected Compound from and after the Closing Date. GSK shall retain the exclusive right to control the content, submission or retraction of any publications of data generated by GSK or its Affiliates with respect to any Selected Compound, including the publication of clinical trials generating such data on any Clinical Studies Register and for the avoidance of doubt, full study protocols and study conclusions. GSK shall share with Roivant proposed publications and related data for review and consider input from Roivant. While GSK reserves it rights to make the publications of data provided for above in this Section 10.3, GSK represents and warrants to Roivant as of the Closing Date that GSK does not contemplate doing so.

10.4                        Expenses. Except as expressly set forth herein, each of GSK and Roivant shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.5                        Notices. All notices, requests and other communications to any Party hereunder or under the other Transaction Documents shall be in writing and shall be sent by facsimile transmission, by first class mail or nationally recognized overnight delivery service:

If to GSK, to:

GlaxoSmithKline LLC
5 Moore Drive
Research Triangle Park, North Carolina 27709
Attention:  Director Business Development
Facsimile:  [***]

with a copy sent concurrently to:

GlaxoSmithKline LLC
2301 Renaissance Boulevard
King of Prussia, PA 19406-2772
Attention:  Vice President, Legal Operations Business Development Transactions
Facsimile:  [***]

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If to Roivant, to:

Roivant Neurosciences Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda
Attention:  Corporate Secretary
Facsimile:  [***]
Email:  [***]

with a copy sent concurrently to:

Roivant Sciences, Inc.
1441 Broadway, 3rd Floor
New York, NY 10018
Attention:  Alan S. Roemer, SVP, Finance & Operations
Facsimile:  [***]
Email:  [***]

and to:

[***]
[***]
[***]
[***]
[***]
[***]
[***]

or such other address as such Party may hereafter specify by written notice to the other Party. Each such notice, request or other communication shall be effective when received at the address specified in this Section 10.5.

10.6                        Entire Agreement. This Agreement, including the Disclosure Schedule hereto and the Ancillary Transaction Agreements, embody the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements with respect thereto, except for any prior confidentiality agreements, which shall survive. In the event of any conflict between this Agreement and any such prior confidentiality agreement, the agreement imposing stricter confidentiality shall govern. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the Party against whom such waiver, amendment or modification is sought to be enforced.

10.7                        Applicable Law. This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance

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with the substantive laws of the State of Delaware without reference to any rules of conflict of laws.

10.8                        Jurisdiction. Subject to Section 9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

10.9                        Expenses. All legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall (except as otherwise provided herein) be paid by the Party incurring such expenses.

10.10                 Bulk Sales Statutes. Roivant hereby waives compliance by GSK with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

10.11                 Waiver. No waiver by any Party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

10.12                 Incorporation by Reference. The Disclosure Schedule and Exhibits hereto constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

10.13                 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.14                 Independent Contractors. It is expressly agreed that Roivant and GSK shall be independent contractors and that the relationship between the Parties hereto shall not constitute a partnership, joint venture or agency. Neither Roivant nor GSK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

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10.15                 No Third Party Beneficiaries. Except as provided in Section 8, nothing in this Agreement, express or implied, is intended to confer upon any Third Party (other than a permitted successor or assign of a Party hereto) any rights, remedies, obligations or liabilities.

10.16                 Waiver of Rule of Construction. There shall not be any presumption against either Party hereto on the ground that such Party was responsible for drafting or preparing the term sheet or this Agreement or any part of either of such documents.

10.17                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile transmission or by email of a PDF attachment shall be as effective as delivery of a manually executed signature page.

10.18                 Compliance with Laws and Regulations. In performing their obligations pursuant to this Agreement, the Parties hereto agree and covenant that they will comply with all applicable Legal Requirements, including, during the Royalty Term, applicable anti-corruption Legal Requirements.

10.19                 Anti-Corruption. Roivant acknowledges receipt of the “Prevention of Corruption — Third Party Guidelines” and agrees to perform its obligations under this Agreement in accordance with the principles set out therein.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written.

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
	Name:	Paul Williamson
	Title:	Authorised Signatory
For and on behalf of
Edinburgh Pharmaceutical Industries Limited
Corporate Director

[Signature Page to Asset Purchase Agreement]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written.

GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

By:	/s/Sonja Arsenić
	Name:	Sonja Arsenić
	Title:	Authorised Signatory
For and on behalf of
Glaxo Group Limited
Corporate Director

[Signature Page to Asset Purchase Agreement]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written.

ROIVANT NEUROSCIENCES LTD.

By:	/s/Vivek Ramaswamy
	Name:	Vivek Ramaswamy	12/17/2014
	Title:	Authorized signatory	Hamilton, Bermuda
For and on behalf of
Roivant Science Ltd., as
sole director of Roivant Neurosciences Ltd.

[Signature Page to Asset Purchase Agreement]

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